SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of Earliest Event Reported):           March 14, 2000


                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                       0-29230                  51-0350842
(State or other jurisdiction           (Commission             (I.R.C. Employer
      of incorporation)                File Number)          Identification No.)


          575 Broadway, New York, New York                           10012
      (Address of principal executive offices)                     (Zip code)


       Registrant's telephone number, including area code: (212) 334-6633


                                 Not Applicable
           Former name or former address, if changed since last report

Item 2. Acquisition of Assets.

     On March 14, 2000, Take-Two Interactive Software, Inc., through its wholly-owned subsidiary Broadband Studios, Inc., acquired all of the outstanding capital stock of Toga Holdings B.V., a Netherlands corporation, the parent company of Pixel Broadband Studios, Ltd., an Israeli corporation, from Broadband Solutions, Inc. Under a stock purchase agreement, our subsidiary acquired all of the outstanding capital stock of Toga for $4.45 million and 2,561,245 shares of common stock. Pixel is a leading provider of multiplayer gaming technology.

     Effective as of the closing, our subsidiary entered into a four-year employment agreement with Ramy Weitz. Mr. Weitz became President of the subsidiary. We also granted options to purchase 190,000 shares of our common stock to certain employees of Pixel.

     We entered into a registration rights agreement with Broadband Solutions, Inc. providing for certain registration rights in connection with the shares issued in the transaction, including the registration of approximately 410,000 shares of common stock as promptly as possible after the closing and with a demand registration right to register an additional approximately 385,000 shares six months after the closing.

     Effective as of the closing, our subsidiary granted a two-year warrant to an entity controlled by Mr. Weitz to purchase 5,000,000 shares of our subsidiary (representing 10% of the issued and outstanding capital stock of the subsidiary based upon an agreed upon valuation). In addition, our company, our subsidiary and an entity controlled by Mr. Weitz entered into an agreement which provides such entity with certain board representation rights, preemptive rights in connection with certain issuances of capital stock by our subsidiary and certain purchase and sale rights in connection with a sale of the our subsidiary's stock by us. The provisions of this agreement terminate upon an initial public offering by our subsidiary.

     The source of the consideration paid in connection with the acquisition was authorized but unissued of shares of common stock, and cash raised from private sale of shares of our common stock. The amount of consideration paid by us in connection with the acquisition was determined by arm's length negotiations.

     Descriptions of the stock purchase agreement and the other agreements discussed above are qualified in their entirety by reference to such agreements, which are attached as exhibits and are incorporated herein by reference.

Item 7. Exhibits.

Exhibit 1 - Stock Purchase Agreement
Exhibit 2 - Registration Rights Agreement
Exhibit 3 - Employment Agreement


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on behalf of the undersigned duly authorized.

Dated:  March 20, 2000
                                        Take-Two Interactive Software, Inc.


                                        By:  /s/ Ryan A. Brant
                                             --------------------------------
                                             Ryan A. Brant
                                             Chairman of the Board
                                             Chief Executive Officer